Filed Pursuant to Rule No. 424(b)(3)
                                       Registration No. 333-80181

Prospectus Supplement dated March 24, 2000
to Prospectus dated July 19, 1999


                                  VIZACOM INC.

                        3,647,781 Shares of Common Stock
                                       and
                    17,052 Warrants to Purchase Common Stock


     This Prospectus Supplement updates the prospectus dated July 19, 1999 (the "Prospectus") of Vizacom, Inc. (formerly, Software Publishing Corporation Holdings, Inc.) (the "Company"). This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement. All capitalized terms used but not defined in this Prospectus Supplement shall have the meanings given them in the Prospectus.

     The information in the table appearing under the heading "Selling Securityholders" in the Prospectus is hereby amended to (i) update information provided for Shaya Boymelgreen, an individual who was identified in the Prospectus as a Selling Securityholder, to reflect a transfer of 110,000 Shares to a charitable organization and the change in his beneficial ownership of the Company as a result of such transfer; and (ii) include such charitable organization, which was not identified in the Prospectus, as a Selling Securityholder. The following table is based upon information provided by or on behalf of the Selling Securityholders named below:


                                                                                                                 Amount and Nature
                                                                                                                   of Beneficial
                                                                                                                   Ownership of
                                                                                                                   Common Stock
                                              Ownership Prior                           Amount                     After Sale of
                                                 to Sale                            Offered Hereby                the Securities
                                                 -------                            --------------                --------------
                                                           Registered                       Registered
Selling Securityholder                    Shares            Warrants         Shares          Warrants          Number       Percent
----------------------                    ------           ----------        ------         ----------         ------       -------

Shaya Boymelgreen (10) . . . . . . .     100,000                -0-         100,000            -0-               -0-          -0-
Yitz Grossman, as trustee for. . . .     110,000                -0-         110,000            -0-               -0-          -0-
   Hatzilainee, Inc. (62)

(10) Acquired 210,000 Shares pursuant to a Subscription Agreement, dated December 15, 1998, at a purchase price of $.40 per Share. Subsequently, on March 10, 2000, Mr. Boymelgreen transferred an aggregate of 110,000 Shares to Yitz Grossman, as trustee for Hatzilainee, Inc., a charity organized under the laws of the State of New York, for no consideration (see note (62) below).

(62) Received the Shares so listed as a donee of Mr. Boymelgreen (see note (10) above).

The securities offered hereby involve a high degree of risk. You should carefully read and consider the "Risk Factors," commencing on page 6 of the Prospectus for information that should be considered in determining whether to purchase any of the securities.

                                ---------------

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

            The date of this Prospectus Supplement is March 24, 2000